Exhibit 10.1

2020 Alaska Communications Systems Group, Inc.

Non-Employee Director Compensation and Reimbursement Policy

Objective

The objectives of this Policy are to provide compensation to Non-Employee Directors that helps to align the interests of Non-Employee Directors with stockholders’, and to attract and retain Non-Employee Directors that will contribute to the Company’s success and stockholder returns. This Policy will become effective June 16, 2020.

Eligibility

Each Non-Employee Director shall be eligible to participate in the Policy. Any Non-Employee Director who becomes an employee of the Company shall not thereafter be entitled to compensation under this Policy, but shall retain all existing compensation pursuant to the terms of this Policy. Employee Directors are specifically excluded from receiving any compensation under this Policy.

Compensation Schedule

The Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan governs Non-Employee Directors’ Annual Retainer and associated Cash and Stock compensation.

Board Service Compensation
Annual Cash Retainer	$50,000
Annual Equity Grant	$50,000

Committee Chair Cash Retainers
Audit	$20,000
Compensation	$15,000
Nominating & Governance	$10,000

Committee Member Cash Retainers
Audit	$5,000
Compensation	$4,000
Nominating & Governance	$3,000

Additional Board Chair Cash Retainer	$40,000

Cash compensation components are paid in quarterly installments within 7 days of the close of the calendar quarter. Cash compensation shall be prorated for any quarter in which a Non-Employee Director serves only a portion of that quarter.

Equity compensation components, as outlined above, are granted at the first Board meeting immediately following the Company’s annual meeting (the “grant date”) and will become vested as of the earlier of: (1) the one-year anniversary of the grant date; or (2) the day of the next annual meeting, for Non-Employee Directors serving their full term. The number of shares granted will be determined based on 10-day average closing stock price on June 15, 2020. Equity compensation amounts will not be prorated, except in the event that a new Non-Employee Director is appointed between the grant date and the next annual meeting date, then in that case, an equity grant will be made prorated for the time in service and vesting at the same time as other Non-Employee Director grants vest.  If a Director chooses to voluntarily terminate their service before a grant vests, the equity grant will be forfeited.

When the Board of Directors determines that the balance of shares available for grant under the 2011 Incentive Award Plan is insufficient, the annual equity grant will be paid in cash on a quarterly basis as provided for cash retainers. Non-Employee Directors will be obligated to use compensation paid in cash under this provision to make open market purchases of the Company’s common shares to the extent purchases are compliant with the Company’s Insider Trading Policy and applicable SEC and NASDAQ rules.

Committee Chair and Committee Member Retainers and Additional Board Chair Retainer compensation for directors that have role transitions during a calendar quarter shall be prorated for the time served in each role during the quarter.

Separating Non-Employee Directors will receive their stock and cash compensation on the same payment schedule as all other Non-Employee Directors.

Common Stock Holding Requirements

Each Non-Employee Director is expected to hold common stock issued by the Company equivalent to at least three times his or her annual cash retainer by the fifth anniversary of such Director’s continuous service to the Board as a Director. Company common stock shall include common stock equivalents (common stock adjusted for stock splits, stock dividends, recapitalizations, and the like). If the minimum holding period is not met within the required time frame, a Director must hold all stock granted to him or her through the compensation program until the minimum holding level is achieved. Once the guideline is achieved, if the value of the shares declines below the guideline level, each Director will be deemed in compliance as long as the related shares are not sold, and future stock grants are held until the guideline is again achieved.

Reimbursement of Reasonable Expenses

Reasonable expenses incurred by Non-Employee Directors that are directly associated with service as a director for Alaska Communications Systems Group, Inc. will be reimbursable under this Policy. Examples of reimbursable expenses include reasonable travel, food, lodging, and service expenses incurred in the course of attending Board of Director and Committee meetings.

For purposes of the reimbursement of travel expenses, “reasonable travel” includes a first-class airline ticket for round trip transport along the most practicable direct route. Within reasonable limits, side trips or additional travel may be included in a Director’s itinerary. In such cases, however, the Company will reimburse no more than the lowest qualifying fare for a direct round trip available on the date the travel was arranged, with such fare documentation to be provided by the Director. Directors are at all times expected to arrange for travel at the earliest practicable time to minimize the cost of reimbursable airline ticket expense.

Expenses incurred by Directors in connection with matters other than the attendance of Board or Committee meetings shall receive approval for reimbursement from the CEO or, if the CEO is unavailable, by the Board Chair or Lead Director in advance of a Director’s incursion of the expenses.

Non-Employee Directors desiring reimbursement of expenses may complete a “Request for Reimbursement of Reasonable Expenses” form (Exhibit A) and submit to the Corporate Secretary no later than 30 days following the incursion of the expense. Expenses must be submitted for reimbursement within ninety (90) days of being incurred, or the right to reimbursement will be forfeited.

Administration

The Board has delegated authority to administer this Policy to the Compensation and Personnel Committee of the Board (the “Committee”), which shall have full authority to construe and interpret the Policy, to establish, amend and rescind rules and regulations relating to the Policy, and to take all such actions and make all such determinations in connection with the Policy as it may deem necessary or desirable.

The Committee has delegated day-to-day administration of Policy provisions to the Secretary of the Company.

Amendment and Termination

The Committee may amend, alter, or discontinue the Policy at any time. The Committee shall have authority to amend the Policy to take into account changes in law and tax and accounting rules as well as other developments.

Effectiveness of Policy

The Policy shall become effective June 16, 2020

Alaska Communications Systems Group, Inc.

Non-Employee Director Expense Reimbursement Request

Meeting Date	Transportation	Lodging	Breakfast	Lunch	Dinner	Other

Please attach copies of receipts and other documentation of reasonable specificity for requested expense reimbursements. Please note, credit card statements alone generally will not constitute reasonable documentation. Submit the completed form to:

Corporate Secretary

Attn: Tiffany Smith

Alaska Communications

600 Telephone Ave., MS 65

Anchorage, AK 99503

Expenses will usually be reimbursed within 30 days of Alaska Communications’ receipt of this form. If you have questions about expense reimbursement under this policy, please contact Leonard Steinberg at 907-297-3105.

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